Exhibit 10.34

PERSONAL AND CONFIDENTIAL

RADIAN GROUP INC.

2008 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT LETTER

THIS RESTRICTED STOCK UNIT GRANT LETTER (the “Grant Letter”), dated as of [DATE] (the “Grant Date”), is delivered by Radian Group Inc., a Delaware corporation (the “Company”), to [NAME], an officer and key employee of the Company or one of its Subsidiaries (the “Grantee”).

RECITALS

WHEREAS, the Radian Group Inc. Amended and Restated 2008 Equity Compensation Plan (the “Plan”) permits the grant of Restricted Stock Units to employees, officers, non-employee directors, consultants and advisors of the Company and its Subsidiaries, in accordance with the terms and provisions of the Plan;

WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan; and

WHEREAS, the applicable provisions of the Plan are incorporated into this Grant Letter by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Restricted Stock Units.

Subject to the terms and vesting conditions hereinafter set forth, the Company hereby awards to the Grantee 6,500 Restricted Stock Units (hereinafter, the “Restricted Stock Units”), subject to the vesting and other conditions of this Grant Letter.

2.	Vesting.

(a) General Vesting Terms. Provided the Grantee remains employed by the Company or a Subsidiary through the vesting date specified in this Section 2(a), except as set forth in Sections 2(b) and 2(c) below, and meets any applicable vesting requirements set forth in this Grant Letter, the Restricted Stock Units shall vest on February 9, 2013, the third anniversary of the Grant Date (the “Vesting Date”).

(b) Retirement, Death, or Disability. If the Grantee terminates employment because of (i) the Grantee’s Retirement, or (ii) the Grantee’s death or Disability, the Grantee’s Restricted Stock Units will automatically vest in full on the date of the occurrence of the applicable event. For purposes of this Grant Letter, “Retirement” shall mean the Grantee’s (i) separation from service following the Grantee’s attainment of age 65 and completion of five years of service with the Company or a Subsidiary, or (ii) separation from service following the Grantee’s attainment of age 55 and completion of 10 years of service with the Company or a Subsidiary.

(c) Change of Control. If a Change of Control occurs and the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or a Subsidiary without Cause, or the Grantee terminates employment for Good Reason, and the Grantee’s date of termination occurs (or in the event of the Grantee’s termination for Good Reason, the event giving rise to Good Reason occurs), in each case, during the period beginning on the date that is 60 days before the Change of Control occurs and ending on the date that is one year following the Change of Control, the Restricted Stock Units will automatically vest in full on the Grantee’s date of termination (or, if later, on the date of the Change of Control). For purposes of this Grant Letter “Good Reason” shall mean:

(i) a material diminution of the Grantee’s authority, duties, or responsibilities; or

(ii) a material reduction in the Grantee’s base salary, which, for purposes of this Grant Letter, means a reduction in base salary of 10% or more that does not apply generally to all similarly situated employees of the Company.

In order to terminate employment for Good Reason, the Grantee must provide a written notice of termination with respect to termination for Good Reason to the Company within 90 days after the event constituting Good Reason has occurred. The Company shall have a period of 30 days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the notice of termination. If the Company does not correct the act, or the failure to act, the Grantee must terminate employment for Good Reason within 10 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

For the avoidance of doubt, in no event shall a Change of Control occur as a result of the Company’s participation in the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, or any similar program of the United States, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities (collectively, “TARP”).

Except as specifically provided for above in this Section 2, no Restricted Stock Units will vest for any reason prior to the Vesting Date, and in the event of a termination of employment prior to the Vesting Date, the Grantee will forfeit to the Company all Restricted Stock Units that have not yet vested as of the termination date.

3.	Restricted Stock Units Account.

The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Restricted Stock Units to the bookkeeping account.

4.	Conversion of Restricted Stock Units.

The Grantee shall be entitled to receive the equivalent number of shares of Common Stock of the Company with respect to his vested Restricted Stock Units when the Restricted Stock Units are fully vested. The applicable vesting date shall be the “RSU Conversion Date”.

Within 60 days after the RSU Conversion Date, each Restricted Stock Unit credited to the Grantee’s account shall be settled in stock as one share of the Company’s Common Stock for every Restricted Stock Unit and the Company shall deliver to the Grantee, at the executive offices of the Company, a stock certificate (or make an appropriate book entry for such shares of Common Stock of the Company) for the number of shares equal to the number of Restricted Stock Units being settled, subject to compliance with the six-month delay described in Section 15 below, if applicable, and the payment of any federal, state, local or foreign withholding taxes as described in Section 11 below.

The obligation of the Company to deliver the shares upon vesting shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 13 below.

5.	Certain Corporate Changes.

If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under this Grant Letter, the Committee shall adjust, in an equitable manner and as provided in the Plan, the number of Restricted Stock Units held by the Grantee to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 5 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units.

6.	No Stockholder Rights.

The Grantee has no voting rights, no rights to receive dividends or dividend equivalents or other ownership rights and privileges of a stockholder with respect to the shares of Common Stock subject to the Restricted Stock Units prior to the applicable vesting date.

7.	Retention Rights.

Neither the award of Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the employ or service of the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment or service at any time.

8.	Cancellation or Amendment.

This award may be canceled or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.

9.	Notice.

Any notice to the Company provided for in this Grant Letter shall be addressed to it in care of the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or a Subsidiary thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of this Grant Letter, Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.

10.	Incorporation of Plan by Reference.

This Grant Letter is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock Units awarded under this Grant Letter constitutes such Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, this Grant Letter, and/or the Restricted Stock Units shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197.

11.	Income Taxes; Withholding Taxes.

The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the award or settlement of Restricted Stock Units pursuant to this Grant Letter. At the time of taxation, the

Company shall have the right to deduct from other compensation, or to withhold shares of Common Stock, in an amount equal to the federal (including FICA), state, local and foreign income taxes and other amounts as may be required by law to be withheld with respect to the taxation of the shares of Common Stock delivered to the Grantee upon settlement of the Restricted Stock Units, provided that any share withholding shall not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state, local and foreign tax liabilities.

12.	Governing Law.

The validity, construction, interpretation and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

13.	Grant Subject to Applicable Laws.

This Grant Letter shall be subject to any required approvals by any governmental or regulatory agencies. Notwithstanding anything in this Grant Letter to the contrary, the Plan, this Grant Letter, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions or governmental guidance that becomes applicable in the event of the Company’s participation in TARP, and the Committee reserves the right to modify this Grant Letter and the Restricted Stock Units as necessary to conform to any restrictions imposed under TARP. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to TARP restrictions applicable to the Restricted Stock Units granted to the Grantee under this Grant Letter.

14.	Assignment.

This Grant Letter shall bind and inure to the benefit of the successors and assignees of the Company. the Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Restricted Stock Units, except to a Successor Grantee in the event of the Grantee’s death.

15.	Section 409A.

This Grant is intended to comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code. Notwithstanding anything in this Grant Letter to the contrary, if the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and the Restricted Stock Units become fully vested and settled upon the Grantee’s termination of employment, distribution of shares of Common Stock shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code (as determined by the Committee) and if required pursuant to section 409A of the Code. If distribution of the shares is delayed, the shares shall be distributed within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment. If the Grantee dies during the six-month delay, the shares shall be distributed in accordance with the Grantee’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments or distributions made with respect to this Grant may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of the Grant Letter would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Grantee, directly or indirectly, designate the calendar year of payment.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the date of the grant set forth above.

Radian Group Inc.

Suzann C. Boylan
Chief Human Resources Officer

I hereby accept the award of the Restricted Stock Units described in this Grant Letter, and I agree to be bound by the terms of the Plan and this Grant Letter. I hereby agree that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.

Agreed to and Accepted By:

By:

Print Name:

Date:

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